Exhibit 5.3

600 Travis, Suite 4200
Houston, Texas 77002
713.220.4200 Phone
713.220.4285 Fax
andrewskurth.com

June 1, 2006
Board of Directors
CGG Americas Inc.
16430 Park Ten Place
Houston, Texas 77084
Ladies and Gentlemen:
     We have acted as special Texas counsel to CGG Americas Inc., a Texas corporation (the “Texas Guarantor”), in connection with the guarantee by the Texas Guarantor of certain obligations of its parent company, Compagnie Générale de Geophysique, a société anonyme incorporated under the laws of France and registered at the Evry Commercial Registry under Number B 969 202 241 (69B00224) (the “Issuer”), relating to the issuance and sale by the Issuer of U.S.$165,000,000 in aggregate principal amount of its 7 1/2% Senior Notes due 2015 (the “Exchange Notes”). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the Issuer’s issued and outstanding 7 1/2% Senior Notes due 2015 (the “Old Notes”). The Old Notes are, and the Exchange Notes will be, governed by the Indenture dated as of April 28, 2005 (the “Indenture”) among the Issuer, the Texas Guarantor, the other guarantors named therein (such other guarantors, collectively with the Texas Guarantor, being referred to herein as the “Guarantors”) and JPMorgan Chase Bank, National Association, as trustee.
     In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:
     (a) the registration statement on Form F-4 and Form S-4, filed by the Issuer and the Guarantors with the Securities and Exchange Commission on June 1, 2006 (such registration statement, as so filed, being hereinafter referred to herein as the “Registration Statement”), relating to the Exchange Offer, and the Prospectus forming a part thereof,
     (b) the executed Indenture;
     (c) the form of the Exchange Notes (including the form of endorsement thereon of the guarantee thereof by the Texas Guarantor);
     (d) the Restated Articles of Incorporation, as amended, of the Texas Guarantor, certified by the Secretary of State of the State of Texas on May 30, 2006 and certified by the Secretary of the Texas Guarantor as now in effect and as in effect at the time of the adoption
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Board of Directors
CGG Americas Inc.
June 1, 2006

of the resolutions of the board of directors of the Texas Guarantor referred to in paragraph (f) below;
     (e) the Revised Bylaws of the Texas Guarantor, certified by the Secretary of the Texas Guarantor as now in effect and as in effect at the time of the adoption of the resolutions of the board of directors of the Texas Guarantor referred to in paragraph (f) below;
     (f) a copy of certain resolutions of the board of directors of the Texas Guarantor adopted on (i) April 20, 2005 and (ii) January 20, 2006, certified by the Secretary of the Texas Guarantor;
     (g) a certificate dated May 30, 2006 of the Secretary of State of the State of Texas as to the entity status of the Texas Guarantor, and a certificate of account status dated May 30, 2006 of the Texas Comptroller of Public Accounts as to the good standing of the Texas Guarantor with the office of the Texas Comptroller of Public Accounts; and
     (h) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. As to any facts material to the opinions and statements expressed herein that we did not independently establish or verify, we have relied, to the extent we deemed appropriate, upon oral or written statements and representations of officers and other representatives of the Texas Guarantor and statements and certifications of public officials.
     We express no opinion as to the laws of any jurisdiction other than the State of Texas.
     Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
     1. The Texas Guarantor is existing and in good standing under the laws of the State of Texas.
     2. The Texas Guarantor has the corporate power and authority to execute and deliver, and perform all of its obligations under, the Indenture (which includes a guarantee by the Texas Guarantor of the Exchange Notes), under the laws of the State of Texas.
     3. The Indenture (which includes a guarantee by the Texas Guarantor of the Exchange Notes) has been duly authorized, executed and delivered by the Texas Guarantor, under the laws of the State of Texas.

Board of Directors
CGG Americas Inc.
June 1, 2006

     The opinion set forth in this paragraph 1 is based solely upon our review of certificates and other communications from the officials of State of the State of Texas.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission. The opinions expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and we disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Andrews Kurth LLP